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                                                                    EXHIBIT 11.2

                           EDUCATIONAL MEDICAL, INC.

                 COMPUTATION OF HISTORICAL NET INCOME PER SHARE

                                                                                                SIX MONTHS
                                               THREE MONTHS    THREE MONTHS     SIX MONTHS        ENDED
                                                   ENDED           ENDED           ENDED        SEPTEMBER
                                               SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,       30,
                                                   1996            1995            1996            1995
                                               -------------   -------------   -------------   ------------
Primary and fully diluted:
  Weighted average common stock and common
     stock equivalents outstanding during the
     period..................................     4,674,557       3,636,815       4,674,557      3,636,815
  Effect of common stock equivalents issued
     subsequent to August 7, 1995 computed in
     accordance with the treasury stock
     method as required by the SEC(1)........       112,000         112,000         112,000        112,000
                                                 ----------      ----------      ----------     ----------
                                                  4,786,557       3,748,815       4,786,557      3,748,815
                                                 ==========      ==========      ==========     ==========
Net income...................................   $   313,231     $   227,078     $   378,742     $  164,959
                                                 ==========      ==========      ==========     ==========
Net income per share of common stock.........   $       .07     $       .06     $       .08     $      .04
                                                 ==========      ==========      ==========     ==========
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(1) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No.
     83, Common Stock equivalents issued at prices below the initial public offering price per share of $10 ("cheap stock") during the twelve month period immediately preceding the initial filing date of the Company's
     Registration Statement for its public offering have been included as outstanding for all periods presented prior to the initial public offering.